Exhibit 10.31

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of February 25, 2008, by and between CONSONUS TECHNOLOGIES, INC., a North Carolina corporation (the “Company”), and MICHAEL BUCHEIT, an individual residing in Quebec, Canada (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as Executive Vice President of Corporate Strategy and Development and to enter into this Agreement with Employee embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment with the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.

“Agreement” shall mean this Employment Agreement and any appendices, exhibits or schedules affixed hereto.

“Agreement Date” shall mean the date first above written.

“Base Salary” shall have the meaning set forth in Section 4 of this Agreement.

“Cause” shall have the meaning set forth in Subsection 6.1 of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement, or any successor or permitted assignee of the Company.

“Company Property” shall have the meaning set forth in Subsection 6.7 of this Agreement.

“Confidential Information” shall have the meaning set forth in Subsection 7.2 of this Agreement.

“Covered Services” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Covered Territory” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Employee” shall have the meaning set forth in the first paragraph of this Agreement.

“Incapacity” shall mean Employee’s inability to perform the essential functions of the job, with or without reasonable accommodation, by reason of illness, physical or mental disability or other incapacity for a continuous period of 120 days. A continuous period shall not be deemed interrupted until Employee returns to substantially full-time employment for a period of at least ten (10) consecutive business days.

“Invention or Discovery” shall mean any new process, machine, apparatus, manufacture, or composition of matter, or any new use therefore or improvement thereon, any new design or configuration of any kind or work of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable.

“License” shall have the meaning set forth in Subsection 6.1 of this Agreement.

“Offer Letter” shall have the meaning set forth in Subsection 3.1 of this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated association, governmental entity or other entity.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.                                       Employment. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of the Agreement Date and shall terminate as provided in Section 6.

3.                                       Position and Responsibilities.

3.1                                 Position.  While employed by the Company, Employee shall be employed as Executive Vice President of Corporate Strategy and Development of the Company, upon the terms and subject to the conditions specified herein. In such capacity, Employee shall report to the CEO of the Company or such individual as directed by the CEO.  In accordance with such position, Employee is hereby granted responsibilities, duties and authority that are appropriate to Employee’s position within the Company and otherwise assigned to Employee by this Agreement, including the offer letter from the Company to Employee dated                and attached hereto as Exhibit A (the “Offer Letter”), and/or by the CEO or the Board of Directors of the Company.

3.2                                 Time and Attention.  While so employed, Employee agrees to devote his full business time, attention and best efforts, skills and abilities in the performance of his duties, and shall perform such duties to further the interests of the Company. Employee may not be employed or retained on any basis, including as a consultant or independent contractor, with or for any other business or enterprise, without the prior written consent of the Company.

Employee acknowledges and understands that business opportunities identified by him during the term of this Agreement, whether acquisition targets, financing targets or otherwise, are business opportunities of the Company and not of Employee individually.  In the event the Company rejects a business opportunity and Employee desires to pursue such opportunity for himself or on behalf of another entity, he must first seek the prior written consent of the Company, which consent may be withheld for any or no reason in the Company’s discretion.

4.                                       Compensation. For services rendered hereunder, the Company shall compensate Employee as set forth in the Offer Letter.  As specified in the Offer Letter, Employee’s base salary is One Hundred Seventy Five Thousand Dollars ($175,000.00) annually (the “Base Salary”).  Employee’s Base Salary is subject to periodic review and adjustment as determined by the Company in its sole discretion.  The Base Salary will be payable less any withholdings required by law or properly requested by Employee and in accordance with the Company’s normal payroll practices.

5.                                     Employee Benefits; Reimbursement of Expenses.

5.1                                 Company Plans. Employee shall be entitled to participate in all the Company’s health, accident, retirement, disability and other benefit plans, programs or practices from time to time in effect for similarly situated employees of the Company, subject to plan limitations and requirements.

5.2                                 Expenses. The Company shall promptly reimburse Employee for all reasonable, necessary and documented business expenses incurred in connection with the performance of his duties hereunder; provided, however, that Employee must timely submit requests for reimbursement in accordance with the Company’s then-effective expense reimbursement policy; and, provided further that the Company may from time to time, require that expenses in excess of a given amount shall be approved by an authorized officer of Company prior to Employee incurring any such expenditure.

6.                                       Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

6.1                                 Termination by the Company with Cause. The Company may terminate this Agreement, at any time for Cause, with or without prior notice to Employee. The term “Cause” as used herein, shall mean Employee’s:  (a) gross negligence or willful and wanton misconduct which in either case damages the financial condition, business, assets, reputation, or prospects of the Company; (b) indictment on charges of, conviction of, or plea of guilt or no contest to any felony or other crime of moral turpitude (other than minor traffic offenses that do not result in an active prison sentence); (c) fraud, misappropriation, embezzlement, or dishonesty relating to Employee’s work for the Company; (d) breach of a material provision of this Agreement; (e) loss, suspension or material impairment of any license, certification, registration or other professional credential (“License”) held by Employee, if Company deems such License necessary for Employee to remain qualified to perform his responsibilities hereunder; (f) failure or refusal to perform assigned duties and responsibilities for the Company or failure or refusal to carry out directions (consistent with his position as set forth in Section 3 above) of the President, Chief Executive Officer, or the Board of Directors of the Company; and/or (g) violation of any material rule or policy of the Company provided to or made known to Employee during his employment with the Company (including but not limited to the Company’s policies on drugs, alcohol, discrimination and/or harassment).  Provided, however, that the Company will not have “Cause” to terminate this Agreement under subparagraphs 6.1(f) or –(g) unless Employee fails to cure such failure or violation (if curable as determined by the Company), within thirty (30) days after receiving detailed written notice of such failure or violation from the Company.

6.2                                 Termination by Either Party Without Cause. Employee’s employment hereunder shall be employment at-will. Accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment hereunder, at any time, for any or no reason, with or without cause.

6.3                                 Termination by Employee for Good Reason.  Employee may terminate this Agreement for “Good Reason” after first giving the Company thirty (30) days prior written notice of the grounds for such termination for Good Reason and the opportunity for the Company to cure such grounds for Good Reason.  For purposes of this Agreement, Good Reason is defined as follows:

(a)                    material diminution in Employee’s authority, title or responsibilities without Employee’s prior consent;

(b)                   material reduction in Employee’s base salary, bonus or benefits taken as a whole without Employee’s prior consent; or

(c)                    a change in the location of Employee’s office of more than 50 miles without Employee’s prior consent.

6.4                                 Termination due to Death. This Agreement shall terminate immediately upon the death of Employee.

6.5                                 Termination due to Incapacity.  The Company may terminate this Agreement by written notice to Employee in the event of his Incapacity.

6.6                                 Obligations Upon Termination.

(a)                                  Upon termination of this Agreement and Employee’s employment hereunder, for whatever reason, the Company shall pay Employee or his beneficiary Employee’s then-current Base Salary for services rendered prior to the date of such termination.  If Employee is terminated by the Company for Cause as defined herein, or if Employee’s employment ends due to Employee’s death or Incapacity, or if Employee voluntarily resigns without Good Reason, the Company shall not be liable for any other or further payments to Employee except as provided in this Section 6.6(a).

(b)                                 If Employee is terminated by the Company without Cause, in addition to payment of accrued Base Salary through the termination date, and conditioned upon Employee releasing the Company from all claims related to his employment with the Company in a form acceptable to the Company, the Company will give Employee at least four (4) weeks’ prior written notice of such termination or, at the Company’s election, the Company may pay to Employee an amount equal to Employee’s then current Base Salary for a period of four (4) weeks in lieu of all or a part of such notice.  Notwithstanding the foregoing, if prior to the end of the four (4) week period, Employee violates any of the provisions of Section 7 hereof, the Company will have no obligation to make any of the payments in this Section 6.6(b) on or after the date of such violation, in addition to any other available remedy.

(c)                                  If Employee terminates his employment for Good Reason, conditioned upon Employee releasing the Company from all claims related to his employment with the Company in a form acceptable to the Company, the Company will pay Employee an amount equal to Employee’s then-current Base Salary for a period of four (4) weeks after termination.  Notwithstanding the foregoing, if prior to the end of the four (4) week period, Employee violates any of the provisions of Section 7 hereof, the Company will have no obligation to make any of the payments in this Section 6.6(c) on or after the date of such violation, in addition to any other available remedy.

6.7                                 Return of Company Property. Upon request or no later than termination of Employee’s employment with Company for any reason, Employee will leave with or return to the Company all tangible or intangible personal property belonging to the Company (“Company Property”) that is in Employee’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains Confidential Information.

7.                                       Restrictive Covenants.

7.1                                 Noncompetition.  While employed by the Company and for a period of one (1) year after termination of employment with the Company by either party for any reason whatsoever, Employee hereby covenants and agrees that he will not, on his own behalf or for any third party, directly or indirectly:

(a)                                  within the “Covered Territory” (as defined below), be employed or engaged in a business development role or other substantially similar position as his role with the Company for any business that engages in the Covered Services or otherwise directly competes with the Company or its affiliates;

(b)                                 within the Covered Territory, be employed or engaged in any position in which Employee’s use or disclosure of the Company’s “Confidential Information” (as defined below) would provide Employee (acting on his own behalf) or a third party engaged in Covered Services with a competitive advantage over the Company;

(c)                                  contact, influence or attempt to influence any Person to enter into a transaction or relationship with Employee or a third party that could be contrary or incompatible with the relationship or transaction discussed or contemplated between Employee, on behalf of the Company, and such Person during the term of Employee’s employment with the Company; or

(d)                                 solicit any of the employees (who are then employed by the Company or who have been employed by the Company in the prior six months), independent contractors or other representatives of the Company or its affiliates to terminate their relationship with the Company or work for any Employee directly or for any third party that competes with the Company or its affiliates.

For purposes of this Agreement, the following definitions apply.  “Covered Services” will mean systems integration, and the marketing and selling of computer solutions for the manufacturing, distribution and financial services marketplace and/or data center ownership, operation or management.  Due to the nature of the Covered Services, which are not limited to the physical location of the business, “Covered Territory” will mean a 50-mile radius around each physical location of the Company and its affiliates and a 50-mile radius around the location of each Covered Customer (as defined below), or such other maximum territory that is enforceable in the applicable jurisdiction.

Employee further agrees that for a period of one (1) year following his termination of employment with Company, he will provide written notice to Company of the name and address of any other employer with whom Employee accepts employment at least 24 hours prior to commencement of such employment.

7.2                                 Nondisclosure.  Employee agrees that he will not at any time, whether during or after termination of his employment for any reason, disclose to any Person, any Confidential Information of the Company, or use such Confidential Information, directly or indirectly, for his own benefit, unless such disclosure or use is with the prior express written consent of the Company. For purposes of this Agreement, “Confidential Information” means any scientific, technical, merchandising, production, management, or financial information, any design, process, procedure, any formula, pattern, improvement, device, idea, concept, information or compilation of information, including but not limited to employee lists, customer or client lists, lists of prospective clients or other contracting parties with the Company or its subsidiaries, sales plans, marketing surveys and plans, business plans and opportunities, business records, any Invention or Discovery during Employee’s employment with the Company (whether discovered, made, conceived or developed by Employee alone or in conjunction with others, whether or not during working hours, whether or not on the Company’s premises and whether or not with the use of Company’s facilities, equipment, materials, personnel or funds) and proprietary information of customers and clients of the Company and its subsidiaries. The foregoing will not prevent Employee from responding truthfully to the request of a governmental agency or pursuant to court order or as otherwise required by law (provided that Employee provides the Company with at least five (5) days’ advance notice of any anticipated disclosure and cooperates with the Company to minimize the extent of such disclosure) and will not apply to any Confidential Information that (i) has been voluntarily disclosed by Company (or by a third party with the lawful right to make such disclosure) to the Public, (ii) is in Employee’s possession prior to disclosure to Employee by Company, or (iii) has otherwise legally entered the public domain.

7.3                                 Survival. Notwithstanding the termination or expiration of this Agreement for any reason whatsoever, Employee’s obligations under this Section 7 will survive and remain in full force and effect in accordance with their terms.

8.                                       Injunctive Relief. Employee acknowledges and agrees that the Company would suffer irreparable injury in the event of breach or threatened breach of any of the provisions of Section 7 above and, accordingly, that the Company will be entitled to an injunction restraining

Employee from any breach or threatened breach thereof. Nothing herein will be construed, however, as prohibiting the Company from pursuing other remedies at law or in equity which it may have for any breach or threatened breach hereof by Employee, including the recovery of damages from Employee.

9.                                      Conflicts. Employee represents, warrants and covenants that he has the right and power to enter into this Agreement and to perform his obligations hereunder, that he neither has made nor will make any contractual or other commitments that would conflict with the performance of his obligations hereunder and that Employee will neither do acts nor enter into any commitments in derogation of his obligations hereunder.

10.                                Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein, and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between Employee and the Company, whether in writing or not, relating to terms and conditions of Employee’s employment with the Company are hereby canceled. No waiver by either party of any breach by the other party of any term, condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

11.                                Binding Effect. Except as otherwise expressly provided in this Agreement, Employee’s rights and obligations under this Agreement will not be transferable by assignment or otherwise, such rights will not be subject to commutation, encumbrances, or the claims of Employee’s creditors, and any attempt to do any of the foregoing will be null and void. The provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by Employee and his heirs, beneficiaries and personal representatives, and will be binding upon and inure to the benefit of, and be enforceable by, the Company, its successors and assigns.

12.                                Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law. If any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

13.                                Withholding of Taxes. The Company may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as will be required pursuant to any law, regulation or ruling.

14.                                Counterparts. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument.

15.                                Notices. Any notice given to either party hereto must be in writing and will be deemed to have been given when delivered personally or sent by hand delivery, facsimile with confirmation of delivery, nationally recognized overnight express courier, or certified or registered mail, postage prepaid, return receipt requested, in each case duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to the Company:

Consonus Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Attention: Michael G. Shook, CEO

Fax:  (919)

with a copy to:

Wyrick Robbins Yates & Ponton, LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Lisa D. Inman

Fax:  (919) 781-4865

If to Employee:

Michael Bucheit

16.                                Headings.  The headings contained in this Agreement are for reference purposes only and will not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

COMPANY:

CONSONUS TECHNOLOGIES, INC.

By:
Michael G. Shook
President and CEO

EMPLOYEE:

(SEAL)
Michael Bucheit